Exhibit 10.5

Amendment No. 1 to Employment Agreement dated as of February 13, 2001 (the “Agreement”) between Take-Two Interactive Software, Inc. (the “Employer”) and Karl H. Winters (“Employee”).

WHEREAS, the Employer and Employee desire to amend the terms of the Agreement.

NOW, THEREFORE, in consideration of their mutual promises, the Employer and Employee hereby agree as follows:

1.    Section 1 of the Agreement is hereby amended to extend the Initial Term of the Agreement until February 13, 2009.

2.    Section 3(b) of the Agreement is hereby amended to read as follows:

“The Employee shall be entitled to receive a cash bonus (“Bonus”), with a target payment of fifty percent (50%) of his annual base salary in respect of each fiscal year (such bonus to be pro-rated to the extent a fiscal year incorporates only part of an Employment Year), based upon quantitative and qualitative performance targets for each fiscal year to be mutually agreed upon by the Employee and the Company.  The actual Bonus may be less than the target payment or more than the target payment based upon reasonable assessment of the Employee’s performance against the mutually agreed targets.”

3.    The second sentence of Section 6(c) of the Agreement is hereby amended to read as follows:

“In the event of such termination, the Employer shall continue to pay to the Employee his Salary, Bonus (deemed to be earned at no less than the target payment amount of 50% of his annual base salary then in effect) and all benefits for 18 months following the effective date of termination.”

All other terms and provisions of the Agreement shall remain unchanged in full force and effect.

Dated:  February 28, 2007

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Paul Eibeler
Name:	Paul Eibeler
Title:	President & CEO

/s/ Karl H. Winters
Karl H. Winters